FEE
REDUCTION
AGREEMENT
      AGREEMENT made as of this 26th day of
April 2010 between Eaton Vance Senior Income Trust
(the Fund) and Eaton Vance Management (the
Adviser).
      WHEREAS, the Fund has entered into an
Investment Advisory Agreement (Advisory
Agreement) with the Adviser, which Advisory
Agreement provides that the Adviser shall be entitled
to receive an asset-based fee payable at a specified
rate based on the Fund's average weekly gross assets
(average gross assets);
      WHEREAS, at the request of the Independent
Trustees of the Fund, the Adviser has agreed to reduce
its advisory fee as described below and the Adviser
and the Fund wish to memorialize such agreement in
writing; and
      NOW, THEREFORE, in consideration of the
mutual covenants and agreements contained herein
and for other good and valuable consideration, receipt
of which is hereby acknowledged, the Fund and the
Adviser hereby agree as follows:
1.	Commencing May 1, 2010, EVM will reduce
the advisory fee payable under the Advisory
Agreement by 0.0 1% per annum. Thereafter,
the advisory fee will be reduced an additional
0.01% per annum on each May 1st for the
next twenty-nine years.
2.	This Agreement only may be terminated or
amended upon the mutual written consent of
a Fund and the Adviser; provided, however,
that (i) no termination of this Agreement shall
be effective unless approved by the majority
vote of those Trustees of the Fund who are
not interested persons of the Adviser or the
Fund (the Independent Trustees) and by the
vote of a majority of the outstanding voting
securities of the Fund; (ii) no amendment of
this Agreement shall be effective unless
approved by the majority vote of the Independent
Trustees; and (iii) no amendment of this Agreement
that decreases the fee reductions set forth
herein shall be effective unless approved by
the vote of a majority of the outstanding
voting securities of the Fund;
3.	For purposes of this Agreement the term
"vote of a majority of the outstanding voting
securities of a Fund" shall the meaning
specified in the Declaration of Trust of each
Fund; and
4.	This instrument is executed under seal and
shall be governed by Massachusetts law.
      IN WITNESS WHEREOF, this Agreement has
been executed as of the date set forth above by a duly
authorized officer of each party.
Eaton
Vance
Senior
Income
Trust
By:	/s/ Barbara E. Campbell
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Eaton
Vance
Manage
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By:	/s/ Maureen A. Gemma
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